Exhibit 1.1

AMERICAN AIRLINES GROUP INC.

Up to $1,117,590,000

Common Stock

($0.01 par value per share)

Equity Distribution Agreement

January 29, 2021

Goldman Sachs & Co. LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

BNP Paribas Securities Corp.

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282-2198

c/o Barclays Capital Inc.

745 7th Avenue

New York, New York 10019

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o BNP Paribas Securities Corp.

787 7th Avenue

New York, New York 10019

Ladies and Gentlemen:

American Airlines Group Inc., a Delaware corporation (the “Company”), confirms its agreement (this “Agreement”) with Goldman Sachs & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and BNP Paribas Securities Corp. (collectively, the “Managers”) as follows:

The Company and American Airlines, Inc. (“American”) have prepared and filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (File Nos. 333-236503 and 333-236503-01) relating to securities including the Shares (as defined herein) (the “Shelf Securities”), to be issued from time to time by the Company. The registration statement (including the respective exhibits thereto and the respective documents filed by the Company and American with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), that are incorporated by reference therein), as amended to and including the date of this Agreement, including the information (if any) deemed to be part of the registration statement pursuant to Rule 430B under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”) as of the time of any contract of sale for the Shares, and any registration statement filed to register the offer and sale of the Shares pursuant to Rule 462(b) of the rules and regulations adopted by the Commission, and including any new registration statement, post-effective amendment to such registration statement or new shelf registration statement as may have been filed pursuant to Section 4(c) of this Agreement, is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated February 19, 2020 filed as part of the Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter referred to as the “Statutory Prospectus”. “Prospectus Supplement” means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, in the form furnished by the Company to the Managers in connection with the offering of the Shares. Except where the context otherwise requires, “Prospectus” means the Statutory Prospectus, as supplemented by the Prospectus Supplement. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act. As used herein, the terms “Registration Statement”, “Statutory Prospectus,” “Prospectus Supplement” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement”, “amendment” and “amend”, as used herein with respect to the Registration Statement, the Statutory Prospectus, the Prospectus Supplement, the Prospectus or any free writing prospectus, shall include all documents subsequently filed by the Company with the Commission pursuant to the Exchange Act and incorporated by reference therein.

1. Description of Shares. The Company proposes to issue and sell through or to the Managers, as sales agents and/or principals, shares having an aggregate offering price of up to $1,117,590,000 (the “Shares”), of the Company’s common stock, par value $0.01 per share (“Common Stock”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For purposes of selling the Shares through the Managers, the Company hereby appoints the Managers as exclusive agents of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement and each Manager agrees to use its reasonable efforts, consistent with its normal trading and sales practices, to sell the Shares with respect to which it has agreed to act as agent hereunder on the terms and subject to the conditions stated herein. Subject to Section 3(b), the Company agrees that whenever it determines to sell the Shares directly to a Manager as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 3 of this Agreement. Certain terms used herein are defined in Section 20 hereof.

2. Representations and Warranties. The Company represents and warrants to, and agrees with, each Manager at the Execution Time and each such time the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, as set forth below.

(a) Form S-3 Eligibility. The Company meets the requirements for use of Form S-3 under the Securities Act.

(b) Effective Registration Statement. The Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act (“Rule 405”)) eligible to use the Registration Statement as an automatic shelf registration statement; the Registration Statement has been filed with the Commission, became effective upon filing under Rule 462(e) under the Securities Act and is an “automatic shelf registration statement” as defined in Rule 405; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) under the Securities Act objecting to the use of the automatic shelf registration statement form; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or, to the Company’s knowledge threatened by the Commission; no order preventing or suspending the use of the Registration Statement, Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission; no request on the part of the Commission for additional information remains pending, and the Prospectus containing the Rule 430B Information shall be filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B). At the respective times the Registration Statement and each amendment thereto became effective, and at any deemed effective date with respect to the Managers pursuant to Rule 430B(f)(2), the Registration Statement complied and will comply in all material respects with the requirements of the Securities Act and the rules and regulations thereunder (the “Securities Act Regulations”). The Registration Statement, as of the date it originally became effective, as of the date hereof and as of the date of any post-effective amendment thereto, as of its applicable effective date and at each deemed effective date with respect to the Managers pursuant to Rule 430B(f)(2) and at each Settlement Date, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this Section 2(b) shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by the Managers expressly for use therein (it being understood and agreed that the only such information furnished by or on behalf of any Manager consists of the fourth sentence of the first paragraph under the caption “Plan of Distribution” in the Prospectus Supplement (“Manager Information”)) or to those parts of the Registration Statement constituting a Statement of Eligibility and Qualification under the TIA (Form T-1) of a trustee pursuant to an indenture.

(c) Prospectus; Disclosure Package. None of the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement is issued, at each Applicable Time and on each Settlement Date, will include an untrue statement of a material fact or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Prospectus will comply when filed with the Commission in all material respects with the Securities Act Regulations and each of the Statutory Prospectus and the Prospectus delivered to the Managers for use in connection with this offering was or will be, as the case may be, identical to the electronically transmitted copies thereof filed with the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”), except to the extent permitted by Regulation S-T or required under Rule 424(e) under the Securities Act; the Disclosure Package, as of each Applicable Time, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 2(c) shall not apply to statements in or omissions from the Registration Statement, the Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with the Manager Information or to those parts of the Registration Statement constituting a Statement of Eligibility and Qualification under the TIA (Form T-1) of a trustee pursuant to an indenture.

(d) Incorporated Documents. The documents incorporated by reference in the Statutory Prospectus or the Prospectus pursuant to Item 12 of Form S-3 under the Securities Act (the “SEC Reports”) at the time they were or hereafter are filed with the Commission, or if amended, as so amended, complied and will comply in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

(e) Other Agreements. Other than a side letter dated the date hereof between the Company and the Managers, the Company has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of at the market offerings of the Shares in accordance with Rule 415(a)(4) of the Securities Act.

(f) Financial Statements. The consolidated financial statements of the Company, together with the related schedules and notes, included in the SEC Reports and incorporated by reference in the Registration Statement and the Statutory Prospectus and to be incorporated by reference in the Prospectus, present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries throughout the periods specified; and said financial statements have been or will be prepared in conformity with generally accepted accounting principles as in effect in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as indicated in the footnotes to such financial statements). The supporting schedules included in the SEC Reports and incorporated by reference in the Prospectus present fairly in accordance with GAAP the information required to be stated therein. The interactive data in eXtensible Business Reporting Language to be incorporated by reference in the Prospectus fairly presents the information called for in all material respects and is or will be prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(g) Independent Accountants. KPMG LLP, who audited the annual consolidated financial statements of the Company that are incorporated by reference in the Prospectus, is an independent registered public accounting firm as required by the Securities Act, the Securities Act Regulations and the Public Company Accounting Oversight Board.

(h) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement or the Prospectus, except as otherwise stated therein or contemplated thereby, (A) there has been no material adverse change in the condition, financial or otherwise, or the earnings, results of operations or general affairs of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”) and (B) there have been no transactions entered into by the Company or any of its subsidiaries other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries taken as a whole.

(i) Good Standing of the Company. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and conduct its business as described in the Prospectus and to enter into and perform its obligations under, or as contemplated by, this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. Other than American, the Company has no “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X).

(j) Good Standing of American. American is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and conduct its business as described in the Prospectus and to enter into and perform its obligations under, or as contemplated by, this Agreement. American is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. American has no “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X).

(k) Capitalization. The Company had, as of the latest balance sheet date set forth in the SEC Reports, the duly authorized capitalization as set forth in the Prospectus; all of the outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any recorded liens, encumbrances, equities or claims and have not been issued in violation of or subject to any preemptive right or other similar right of stockholders; and except as disclosed in the Prospectus, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

(l) Air Carrier Certification. American, a wholly owned subsidiary of the Company, (A) is an “air carrier” within the meaning of 49 U.S.C. Section 40102(a)(2), (B) holds an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo and (C) is a “citizen of the United States” as defined in 49 U.S.C. Section 40102(a)(15).

(m) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(n) The Shares. The Shares have been duly authorized for issuance and sale by the Company pursuant to this Agreement and such Shares, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable and will not be subject to preemptive or other similar rights; and the Common Stock conforms in all material respects to the description thereof and contained in the Prospectus.

(o) Absence of Defaults and Conflicts. The Company is not in violation of its charter or by-laws or other constituting or organizational document or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or other instrument binding upon the Company or to which any of the property or assets of the Company is subject, except for such defaults that would not reasonably be expected to result in a Material Adverse Effect; and the execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated herein, and the compliance by the Company with its obligations hereunder and the terms hereof do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default or a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any agreement or other instrument binding upon the Company (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect), (ii) result in a violation of the provisions of the certificate of incorporation or by-laws, as amended, or other constituting or organizational document of the Company, or (iii) result in a violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its assets, properties or operations, except, in each case of this clause (iii), for such violations or defaults, that, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. As used herein, “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment prior to the stated maturity or date of mandatory redemption or repayment thereof of all or a portion of such indebtedness by the Company.

(p) Absence of Labor Dispute. Other than as described in the Prospectus, no labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, which the Company expects to have a Material Adverse Effect.

(q) Absence of Proceedings. Other than as set forth in the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries which, in the judgment of the Company, is likely to result in a Material Adverse Effect.

(r) Absence of Further Requirements. No consent, approval, authorization, order or license of, or filing with or notice to, any government, governmental instrumentality, regulatory body or authority or court, domestic or foreign, is required for the valid authorization, issuance and delivery of the Shares, for the valid authorization, execution, delivery and performance by the Company of this Agreement, or for the consummation by the Company of the transactions contemplated by this Agreement, except (A) such as has been already obtained or made, (B) such as are required under the Securities Act, the Securities Act Regulations or securities or “blue sky” or similar laws of the various states and of foreign jurisdictions or rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and (C) as are disclosed in the Prospectus.

(s) Investment Company Act. The Company is not, nor upon the issuance and sale of the Shares as contemplated by this Agreement and the application of the net proceeds therefrom as described in the Prospectus will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(t) Environmental Laws. There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Company (or, to the knowledge of the Company, any of its predecessors in interest), or at, upon or from any of the property now or previously owned or leased by the Company in violation of, and the Company has no liability under, any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit applicable to the Company, except for any violation, liability or remedial action which would not have, or could not be reasonably likely to have, singularly or in the aggregate with all such violations, liabilities and remedial actions, a Material Adverse Effect; there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind by the Company onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or with respect to which the Company has knowledge, except for any such spill, discharge, leak, emission, injection, escape, dumping or release which would not have or would not be reasonably likely to have, singularly or in the aggregate with all such spills, discharges, leaks, emissions, injections, escapes, dumpings and releases, a Material Adverse Effect. The terms “hazardous wastes,” “toxic wastes,” “hazardous substances” and “medical wastes” shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection or human health. In the ordinary course of its business, the Company conducts a periodic review of the effect of any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment, and hazardous and toxic substances and wastes, pollutants and contaminants (“Environmental Laws”) on the business, operations and properties of the Company, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities have not had and would not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u) Insurance. Each of the Company and American carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its respective business and the value of its respective properties.

(v) Internal Controls. The Company maintains internal accounting controls which pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets and that provide reasonable assurance (i) that transactions are executed in accordance with management’s authorization in all material respects, (ii) that transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP and to maintain accountability for its assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on the financial statements and (iv) that interactive data in eXtensible Business Reporting Language incorporated by reference in the Prospectus is prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Company is not aware of any material weakness in its internal control over financial reporting that is reasonably likely to adversely affect its ability to record, process, summarize and report financial information.

(w) Disclosure Controls and Procedures. The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) of the Exchange Act) that have been designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and principal financial officer by others within those entities; such disclosure controls and procedures are effective.

(x) No Unlawful Payments. Neither of the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has materially violated in the past five years or is in material violation of (1) laws relating to the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (2) laws relating to direct or indirect unlawful payments to any foreign or domestic government official or employee from corporate funds, (3) the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder or (4) laws relating to bribes, rebates, payoffs, influence payments, kickbacks or other unlawful payments. The Company has implemented compliance programs for purposes of (a) informing the appropriate officers and employees of the Company and its subsidiaries of the Company’s policies to ensure compliance with the laws described under (1) through (4) above, and (b) requiring such officers and employees to report to the Company any knowledge they may have of violations of the Company’s policies referred to above and no such reports have been made.

(y) No Brokerage Commission; Finder’s Fee. To the best of the Company’s knowledge after due inquiry, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any of the Managers for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(z) Reporting Company. The Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(aa) Well-Known Seasoned Issuer. (A)(i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption provided by Rule 163 under the Securities Act, the Company was a “well-known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405; and (B) at the time of filing the Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Shares and at the date hereof, the Company was not and is not an “ineligible issuer” as defined in Rule 405.

(bb) Possession of Licenses and Permits. Each of the Company and American possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies and third parties, governmental or otherwise necessary to conduct the business now operated by it as described in the Prospectus, except for such failures to possess Licenses as would not, singly or in the aggregate, result in a Material Adverse Effect; each of the Company and American is in compliance with the terms and conditions of all such Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Licenses are valid and in full force and effect, except where the invalidity of such Licenses or the failure of such Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Company nor American has received any notice of proceedings relating to the revocation or modification of any such Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(cc) Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and

Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(dd) Sanctions. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries, joint venture partners or any other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ee) Listing. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The Common Stock is listed on the Nasdaq Global Select Market (the “Exchange”).

The parties hereto agree that any certificate signed by any officer of the Company and delivered to the Managers or to counsel for the Managers pursuant to or in connection with this Agreement or any Terms Agreement shall be deemed a representation and warranty by the Company to the Managers as to the matters covered thereby as of the date or dates indicated in such certificate.

3. Sale and Delivery of Shares.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company and the Managers agree that the Company may from time to time seek to sell Shares, and the Designated Manager agrees to use its reasonable efforts to sell Shares, through a Designated Manager acting as sales agent, or directly to any of the Mangers acting as principal, on the following terms. Neither the Company nor any Manager, however, may sell any Shares during any period in which the Company is in possession of material non-public information.

(i) The Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and the Designated Manager on any day that (A) is a trading day for the Nasdaq Global Select Market (“Nasdaq”), (B) the Company, through any of the individuals listed as an authorized representative of the Company on Schedule I hereto (which such Schedule I may be amended by the Company from time to time by written notice to the Managers), has instructed the Designated Manager by telephone or electronic mail, which order shall be confirmed promptly by the Designated Manager (and accepted by the Company) by electronic mail to make such sales and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the maximum amount of the Shares to be sold by the Designated Manager daily as agreed to by the Designated Manager (in any event not in excess of the amount available for issuance under the Prospectus and the currently effective Registration Statement) and the minimum price per Share at which such Shares may be sold. Subject to the terms and conditions hereof, the Designated Manager shall use reasonable efforts consistent with its normal trading and sales practices to sell on a particular day all of the Shares designated for the sale by the Company. The gross sales price of the Shares sold under this Section 3(a) shall be the market price for shares of the Company’s Common Stock sold by the Designated Manager under this Section 3(a) on Nasdaq at the time of sale of such Shares (but in no event shall such gross price be less than the minimum price per Share designated by the Company at which such Shares may be sold).

(ii) The Company acknowledges and agrees that (A) there can be no assurance that the Designated Manager will be successful in selling the Shares, (B) the Designated Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Designated Manager to use reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) the Designated Manager shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Designated Manager and the Company.

(iii) The Company shall not authorize the issuance and sale of, and the Designated Manager may not sell, any Share at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, and notified to the Designated Manager in writing.

(iv) The Designated Manager hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Section 3(a), other than (A) (1) by means of ordinary brokers’ transactions between members of Nasdaq, any other national securities exchange or facility thereof, a trading facility of a national securities association, in the over-the-counter market, or an alternative trading system that qualify for delivery of a Prospectus to the NASDAQ in accordance with Rule 153 under the Securities Act, (2) to or through a market maker or (3) by any other method permitted by law, (B) in the case of privately negotiated transactions, which may include block trades, as the Company and the applicable Manager may agree pursuant to a Terms Agreement, and (C) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and the applicable Manager pursuant to a Terms Agreement.

(v) The compensation to a Designated Manager for sales of the Shares with respect to which such Designated Manager acts as sales agent hereunder shall be 1.0% of the gross offering proceeds of the Shares sold pursuant to this Agreement or such lesser amount as mutually agreed to in writing by the Managers and the Company and, such compensation shall be allocated among and paid to the Managers by the applicable Designated Manager as separately agreed to in writing by the Company and the Managers (the “Manager Compensation”). The foregoing shall not apply when a Manager, acting as principal, purchases Shares from the Company pursuant to a Terms Agreement. Any compensation or commission due and payable hereunder with respect to any sale of Shares shall be paid by the Company to such Managers concurrently with the settlement for sales of the Shares by deduction from the proceeds from sales of the Shares payable to the Company described in the succeeding subsection (vii) below. Unless otherwise agreed to in a Terms Agreement or other written agreement between the applicable Managers, the Managers hereby agree that any expenses incurred in connection with this Agreement and the offering and sale of Shares (such expenses, “Manager Expenses”) shall be paid solely by the Manager (or Designated Manager, as applicable) incurring such Manager Expenses and in no event shall any other Manager have any payment or reimbursement obligation with respect to Manager Expenses incurred by another Manager (or Designated Agent, as applicable).

(vi) The Designated Manager shall provide written confirmation (which may be by facsimile or electronic mail) to the Company following the close of trading on Nasdaq each day in which the Shares are sold under this Section 3(a) setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds (as defined below) to the Company, and the compensation payable by the Company to the Managers with respect to such sales.

(vii) Settlement for sales of the Shares pursuant to this Section 3(a) will occur on the second trading day following the date on which such sales are made (each such day, a “Settlement Date”), or on any other date that is agreed upon by the Company and the Designated Manager in connection with a particular transaction. On each Settlement Date, the Shares sold through the Designated Manager for settlement on such date shall be issued and delivered by the Company to the Designated Manager against payment of the proceeds for the sale of such Shares. The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Shares sold will be equal to (i) the aggregate offering price received by the Designated Manager at which such Shares sold (the “Gross Proceeds”), after deduction for (A) the Manager Compensation, (B) any other amounts due and payable by the Company to the Managers hereunder pursuant to Section 5(a) hereof, and (C) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the “Transaction Fees”) (such net amount, the “Net Proceeds”) or (ii) the Gross Proceeds. In the event that a Manager delivers the Gross Proceeds to the Company at a Settlement Date, the amounts set forth in clauses (i)(A), (B) and (C) of the preceding sentence shall be set forth and invoiced in a periodic statement from the Designated Manager to the Company and payment of such amounts shall be made promptly by the Company after its receipt thereof. Settlement for all such Shares shall be effected by free delivery of the Shares to the Designated Manager’s account at The Depository Trust Company (“DTC”) in return for payments in same day funds delivered to the Company by federal funds wire transfer to the account designated by the Company. If the Company or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (A) indemnify and hold the Managers harmless against any loss, claim or damage arising from or as a result of such default by the Company and (B) pay such Manager any commission to which it would otherwise be entitled absent such default. If the Designated Manager breaches this Agreement by failing to deliver the aggregate gross sales proceeds less any Transaction Fees to the Company on any Settlement Date for the Shares delivered by the Company, the Designated Manager will pay the Company interest based on the effective overnight federal funds rate on such unpaid amount less any compensation due to the Designated Manager.

(viii) At each Applicable Time, Settlement Date and Representation Date (as defined in Section 4(j)), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Designated Manager to use its reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(ix) Notwithstanding any other provision of this Agreement, the Company shall not request the sale of any Shares that would be sold, and the Designated Manager shall not be obligated to sell during any period in which the Company is in possession of material non-public information; provided, however, that if the Company wishes to offer or sell Shares to the Designated Manager as sales agent at any time during such period, the Company shall file with the Commission, to the extent necessary, such material non-public information.

(x) The Company or the Designated Manager may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend or terminate an offering of the Shares for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(b) If the Company wishes to issue and sell the Shares pursuant to this Agreement but other than as set forth in Section 3(a) of this Agreement (each, a “Placement”), it will notify the Manager or Managers of the proposed terms of such Placement. If such Manager or Managers, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, such Manager or Managers and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or such Manager or Managers unless and until the Company and such Manager or Managers have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.

(c) Each sale of the Shares to a Manager shall be made in accordance with the terms of this Agreement and, if applicable, a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, such Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by a Manager. The commitment of the Managers to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the Shares to be purchased by a Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, managers acting together with such Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by such Manager.

(d) Under no circumstances shall the number and aggregate amount of the Shares sold pursuant to this Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the number of shares of the Common Stock available for issuance under the currently effective Registration Statement or (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Managers in writing. The Company shall have responsibility for maintaining records with respect to (a) the aggregate number of Shares sold and for otherwise monitoring the availability of Shares for sale under the Registration Statement and for insuring that the aggregate number of Shares offered and sold does not exceed the aggregate number of Shares authorized from time to time by the Company’s board of directors or, if permitted by applicable law and the Company’s charter and by-laws, a duly authorized committee thereof and (b) the minimum price of the Shares authorized from time to time by the Company’s board of directors or, if permitted by applicable law and the Company’s charter and by-laws, a duly authorized committee thereof.

(e) If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(f) Notwithstanding any other provision of this Agreement the Company shall not request the sale of any Shares that would be sold, and the Designated Manager shall not be obligated to sell, during any period in which the Company is, or could reasonably be deemed to be, in possession of material non-public information.

4. Agreements. The Company agrees with each Manager that:

(a) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act with respect to the Shares, the Company will not file any amendment of the Registration Statement or supplement (including the Prospectus Supplement) to the Statutory Prospectus (other than an amendment or supplement relating to an offering of the Company’s securities that is unrelated to the offering of Shares hereunder or any amendment pursuant to Section 10(a)(3) of the Securities Act deemed effected pursuant to the filing of an Annual Report on Form 10-K by the Company) or any Rule 462(b) Registration Statement unless the Company has furnished to the Managers a copy for their review prior to filing and will not file any such proposed amendment or supplement to which any Manager reasonably objects unless the Company is advised by counsel that such amendment or supplement is required by law. The Company has prepared the Prospectus, in a form reasonably approved by the Managers, and shall file such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) promptly after the Execution Time (but in any event within the time period described thereby) and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Managers, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will notify the Managers of such timely filing. The Company will promptly advise the Managers (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Securities Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective (other than a prospectus supplement relating solely to the offering of securities other than the Shares), (iii) of any request by the Commission or its staff for any amendment of the Registration Statement relating to the Shares, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. Notwithstanding the foregoing, the Company shall not be obligated to provide notice of or furnish copies of any report or statement filed with the Commission to the extent it is available on the Commission’s EDGAR system. The Company will use its reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection.

(b) If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances under which they were made not misleading, the Company will (i) notify promptly the relevant Manager(s) so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the relevant Manager(s) in such quantities as such Manager may reasonably request. Notwithstanding the foregoing, in the alternative, the Company can suspend or terminate the sale of Shares by the Managers upon written notice to the Managers and delay the filing of any amendment or supplement, if in the judgment of the Company, it is in the best interest of the Company; provided that the Company must file such amendment or supplement in the event of a pending sale of Shares by the Managers or a prospectus is otherwise still required to be delivered in connection with a completed sale of Shares.

(c) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act with respect to the Shares, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Managers of any such event, (ii) prepare and file with the Commission, subject to the first sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to each Manager in such quantities as such Manager may reasonably request. References herein to the Registration Statement shall include such amended or new shelf registration statement. Notwithstanding the foregoing, in the alternative, the Company can suspend or terminate the sale of Shares by the Managers upon written notice to the Managers and delay the filing of any amendment or supplement, if in the judgment of the Company, it is in the best interest of the Company; provided that the Company must file such amendment or supplement in the event of a pending sale of Shares by the Managers or a prospectus is otherwise still required to be delivered in connection with a completed sale of Shares.

(d) As soon as practicable, the Company will make generally available to its security holders and to the Managers an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158.

(e) The Company will furnish to the Managers and Managers’ Counsel, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Managers or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Managers may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(f) The Company shall use its reasonable efforts, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Managers may reasonably designate and will maintain such qualifications in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified, or to file any general consent to service of process or to subject itself to taxation in respect of doing business in any such jurisdiction where it is not now so subject.

(g) The Company represents and agrees that, unless it has or shall have obtained the prior written consent of the Managers, and each of the Managers agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule II hereto. Any such free writing prospectus consented to by the Managers or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h) The Company will not (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares.

(i) The Company will, at any time during any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act with respect to the Shares, as supplemented from time to time, advise the Managers immediately after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Managers pursuant to Section 6 herein.

(j) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than by a prospectus supplement relating solely to the offering of securities other than the Shares), (ii) the Company files an annual report on Form 10-K under the Exchange Act or files its quarterly reports on Form 10-Q under the Exchange Act, (iii) the Company files a report on Form 8-K containing amended financial statements (other than an earnings release or other information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K) under the Exchange Act or (iv) the Shares are delivered to the Managers as principal at the Time of Delivery pursuant to a Terms Agreement (such commencement or recommencement date and each such date referred to in (i), (ii), (iii) and (iv) above, a “Representation Date”), the Company shall furnish or cause to be furnished to the Managers (but in the case of clause (iii) above only if (1) a Terms Agreement is pending and (2) the Managers reasonably determines that the information contained in such Form 8-K is material to a holder of Common Stock or to an offering of the Shares) within two Business Days of the applicable Representation Date a certificate dated the date of such commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document or the Time of Delivery, as the case may be, in form and substance reasonably satisfactory to the Managers to the effect that the statements contained in the certificate referred to in Section 6(d) of this Agreement which were last furnished to the Managers are true and correct at the time of such commencement or recommencement, amendment, supplement, filing, or delivery, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(d), modified as necessary to relate to the Registration Statement and the Prospectus as amended or supplemented as of the time of delivery of such certificate. Notwithstanding the foregoing, the requirement to provide counsel opinions, certificates, comfort letters, documents and due diligence sessions under this Section 4 shall be automatically waived at a time which no offering of Shares under this Agreement is ongoing, no sales of Shares by the Manager is pending or no Terms Agreement is in effect, which waiver shall continue until the date the Company delivers an authorization by the Company to the Managers to sell Shares pursuant to this Agreement or any Terms Agreement. If the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and did not provide the Managers with counsel opinions, certificates, comfort letters, documents and due diligence sessions under this Section 4, then before the Managers sells any Shares pursuant to this Agreement or a Terms Agreement, the Company shall cause the counsel opinions, certificates, comfort letters, documents and due diligence sessions that would be delivered or conducted on a Representation Date to be delivered and conducted.

(k) On the initial Representation Date and thereafter within two Business Days of each subsequent Representation Date that the Company delivers a certificate pursuant to Section 4(j), the Company shall furnish or cause to be furnished forthwith to the Managers and to counsel to the Managers a written opinion and negative assurance letter of Latham & Watkins LLP, counsel to the Company (“Company Counsel”), or other counsel reasonably satisfactory to the Managers, and a written opinion of Pillsbury Winthrop Shaw Pittman LLP, as regulatory counsel for the Company (“Regulatory Counsel”), each dated and delivered the date of commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document or the Time of Delivery, as the case may be, in form and substance reasonably satisfactory to the Managers, of the same tenor as the opinions and negative assurance letter referred to in Section 6(b) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinions and negative assurance letter; provided, however, that notwithstanding anything to the contrary above, no more than one Company Counsel opinion and negative assurance letter and no more than one Regulatory Counsel opinion may be required during any calendar quarter (except in the event a Terms Agreement is entered into, in which case the Manager entering into such Terms Agreement shall be permitted to request such opinions upon execution of the Terms Agreement).

(l) On the initial Representation Date and thereafter within two Business Days of each subsequent Representation Date that the Company delivers a certificate pursuant to Section 4(j), Milbank LLP, counsel to the Managers (“Managers’ Counsel”), shall deliver a written opinion and negative assurance letter, dated and delivered the date of commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document, the Time of Delivery, or promptly upon such request, as the case may be, in form and substance reasonably satisfactory to the Managers, of the same tenor as the opinions referred to in Section 6(c) of this Agreement but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion and negative assurance letter; provided, however, that notwithstanding anything to the contrary above, no more than one Managers’ Counsel opinion and negative assurance letter may be required during any calendar quarter (except in the event a Terms Agreement is entered into, in which case the Manager entering into such Terms Agreement shall be permitted to request such opinions upon execution of the Terms Agreement).

(m) On the initial Representation Date and thereafter within two Business Days of each subsequent Representation Date that the Company delivers a certificate pursuant to Section 4(j), the Company shall cause KPMG LLP, or other independent accountants reasonably satisfactory to the Managers forthwith (the “Accountants”), to furnish the Managers a letter, dated the date of commencement or recommencement, effectiveness of such amendment, the date of filing of such supplement or other document with the Commission, or the Time of Delivery, as the case may be, in form reasonably satisfactory to the Managers, of the same tenor as the letter referred to in Section 6(e) of this Agreement but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(n) Prior to the commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), at each Representation Date, at the beginning of each week the Company is permitted to sell Shares hereunder and has the intent to do so, and as may be reasonably requested by a Manager, the Company will conduct a due diligence session, in form and substance reasonably satisfactory to the Managers, which shall include representatives of the management and the independent accountants of the Company. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Managers or its agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers of the Company and the Company’s agents during regular business hours and at the Company’s principal offices, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, as the Managers may reasonably request.

(o) The Company consents to each Manager trading in the Common Stock for such Manager’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

(p) The Company will disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, the number of Shares sold through the Managers under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company to the Managers with respect to sales of Shares pursuant to this Agreement during the relevant quarter.

(q) If to the knowledge of the Company, the conditions set forth in Section 6(a), 6(f) or 6(g) shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by a Designated Manager the right to refuse to purchase and pay for such Shares.

(r) Each acceptance by the Company of an offer to purchase the Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Designated Manager, or the Manager(s) party to a Terms Agreement, as the case may be, that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date (in each case unless a representation or warranty is limited to a specific date or dates, in which case such representation or warranty will be deemed to speak solely as of such date or dates), and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed modified to incorporate the disclosures contained in the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(s) An application for the listing of the Shares shall have been submitted to the Exchange.

(t) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act with respect to the Shares, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

(u) The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus.

5. Payment of Expenses.

(a) The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act and the listing of the Shares on Nasdaq; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Managers relating to such registration and qualification); (vii) any filings required to be made with FINRA (including filing fees and the reasonable fees and expenses of counsel for the Managers relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) the reasonable documented out-of-pocket expenses of the Managers, including the reasonable fees, disbursements and expenses of counsel for the Managers in connection with this Agreement, the Registration Statement the Prospectus and the Disclosure Package and ongoing services in connection with the transactions contemplated hereunder; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Managers. The obligations of the Managers under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery (unless a representation or warranty is limited to a specific date or dates, in which case such representation or warranty will be deemed to speak solely as of such date or dates), (ii) the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a) The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Company shall have requested and caused the Company Counsel and Regulatory Counsel, to furnish to such Managers, on every date specified in Section 4(k) of this Agreement, their opinions and negative assurance letter, as applicable, dated as of such date and addressed to such Managers, in form and substance reasonably satisfactory to such Managers.

(c) Such Managers shall have received from Managers’ Counsel, on every date specified in Section 4(l) of this Agreement, such opinion or opinions, dated as of such date and addressed to such Managers, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters as described in Section 4(l) of this Agreement.

(d) The Company shall have furnished or caused to be furnished to such Managers, on every date specified in Section 4(k) of this Agreement, a certificate of the Company, signed by an officer of the Company, dated as of such date, to the effect that the signer of such certificate has carefully examined the Registration Statement, the Disclosure Package and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(i) subject to any modification to incorporate the disclosures contained in the Registration Statement, the Disclosure Package and the Prospectus, in each case as amended or supplemented as of such date, the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date, other than any representations and warranties made as of a specific date as specified in this Agreement, and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date; and

(ii) since the date of the most recent financial statements included in the Disclosure Package, there has been no material adverse change in the condition, financial or otherwise, of the Company and its subsidiaries considered as one enterprise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(e) The Company shall have requested and caused the Accountants to have furnished to such Managers, on every date specified in Section 4(m) hereof and to the extent requested by such Managers in connection with any offering of the Shares, letters (which may refer to letters previously delivered to the Managers), dated as of such date, in form and substance reasonably satisfactory to such Managers, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information included or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package.

(f) Since the respective dates as of which information is disclosed in the Registration Statement, the Disclosure Package and the Prospectus, except as otherwise stated therein, there shall not have been any material adverse change in the condition, financial or otherwise, of the Company and its subsidiaries considered as one enterprise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business.

(g) The Company shall have paid the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(1)(i) of the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Securities Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(h) The Shares shall have been listed and admitted and authorized for trading on the Nasdaq, and satisfactory evidence of such actions shall have been provided to such Managers, to the extent this Agreement and the transactions contemplated hereunder require the filing of a Listing of Additional Shares Notification form with Nasdaq.

(i) Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Designated Manager such further information, certificates and documents as the Designated Manager may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Managers and counsel for the Managers, this Agreement and all obligations of the Designated Manager hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by such Manager with respect to itself only. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing. Following any such cancellation by a Manager, this Agreement shall remain in effect as to any other Manager that has not exercised its right to cancel this Agreement pursuant to this Section 6 and any obligations and rights of the Managers under this Agreement shall be satisfied by or afforded to only such other Manager(s).

The documents required to be delivered by this Section 6 shall be delivered at the office of, or via electronic transmittal to, Milbank LLP, counsel for the Managers, at 55 Hudson Yards, New York, New York 10001 on each such date as provided in this Agreement.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless each Manager, its affiliates and their respective directors and officers, and each person who controls any Manager within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (1) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment to the Registration Statement), or arise out of or are based upon the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (2) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package or in the Prospectus or in any amendment thereof or supplement thereto or in any Issuer Free Writing Prospectus or any amendment thereof, or arise out of or are based upon the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, in each case, agrees to reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that (i) the Company shall not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission (a) made therein in reliance upon, and in conformity with, written information relating to any Manager furnished to the Company by or on behalf of such Manager specifically for use in the Registration Statement (or any amendment thereto) or the Disclosure Package or any Issuer Free Writing Prospectus (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (b) made in those parts of the Registration Statement constituting a Statement of Eligibility under the TIA of a trustee on Form T-1, and (ii) the Company shall not be liable for any loss, liability or expense of any settlement or compromise of or consent to entry of judgment with respect to, any pending or threatened litigation or any pending or threatened governmental agency investigation or proceeding if such settlement or compromise of or consent to entry of judgment with respect thereto is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld), except to the extent that such consent is not required pursuant to Section 7(d) hereof. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) Each Manager severally, and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement, and each person who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, claims, damages, liabilities and expenses described in the indemnity contained in Section 7(a) hereof, but only with respect to untrue statements or alleged untrue statements or omissions or alleged omissions made in the Registration Statement (or any amendment thereto), any Permitted Free Writing Prospectus, the Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to such Manager furnished to the Company by or on behalf of such Manager specifically for use in the Registration Statement (or any amendment thereto), any Permitted Free Writing Prospectus, the Disclosure Package or the Prospectus (or any amendment or supplement thereto), it being understood and agreed that the only such information provided by any Manager consists of the Manager Information; provided, however, that the Managers shall not be liable for any loss, liability or expense of any settlement or compromise of or consent to entry of judgment with respect to, any pending or threatened litigation or any pending or threatened governmental agency investigation or proceeding if such settlement or compromise of or consent to entry of judgment with respect thereto is effected without the prior written consent of the Managers (which consent shall not be unreasonably withheld), except to the extent that such consent is not required pursuant to Section 7(d) hereof. This indemnity agreement will be in addition to any liability that any Manager may otherwise have.

(c) Promptly after receipt by an indemnified party under Section 7(a) or (b) hereof of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under Section 7(a) or (b) hereof, notify the indemnifying party or parties in writing of the commencement thereof; but the omission so to notify the indemnifying party or parties will not relieve it from any liability which it may have to any indemnified party otherwise than under Section 7(a) or (b) hereof. In case any such action is brought against any indemnified party and it notifies the indemnifying party or parties of the commencement thereof, the indemnifying party or parties will be entitled to participate therein, and to the extent that such indemnifying party or parties may elect, by written notice delivered to such indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if, in the reasonable judgment of such indemnified party, a conflict of interest exists where it is advisable for such indemnified party to be represented by separate counsel, the indemnified party shall have the right, to employ separate counsel in any such action, in which event the fees and expenses of such separate counsel shall be borne by the indemnifying party or parties. Upon receipt of notice from the indemnifying party or parties to such indemnified party of the election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party or parties will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party or parties shall not be liable for the expenses of more than one such separate counsel representing the indemnified parties under subparagraph (a) or (b), as applicable of this Section 7 who are parties to such action in addition to one local counsel in each jurisdiction), (ii) the indemnifying party or parties shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party or parties have authorized the employment of counsel for the indemnified party at the expense of the indemnifying party or parties; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii). It is understood that all such fees and expenses of counsel for the indemnified party for which the indemnifying party is liable shall be reimbursed as they are incurred. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement or compromise of, or consent to entry of judgment with respect to, any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement or compromise of, or consent to entry of judgment with respect to, includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel payable pursuant to this Section 7, such indemnifying party agrees that it shall be liable for any settlement, compromise or consent to entry of judgment of the nature contemplated by clause (ii) of the proviso in Section 7(a) hereof and the proviso in Section 7(b) hereof effected without its written consent if (i) such settlement, compromise or consent to entry of judgment is entered into more than 45 days after receipt by such indemnifying party of the aforesaid notice of request, (ii) such indemnifying party shall have received notice of the terms of such settlement, compromise or consent to entry of judgment at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement, compromise or consent to entry of judgment.

(e) If the indemnification provided for in paragraph (a) or (b) of this Section 7 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Managers on the other hand from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Managers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Managers on the other hand in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same proportion as the total proceeds from the offering of the Shares pursuant to this Agreement (net of compensation paid to the Managers but before deducting expenses) received by the Company and the total commissions received by the Managers in each case as set forth in this Agreement or any applicable Terms Agreement. The relative fault of the Company on the one hand and the Managers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Managers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Managers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any such action or claim. Notwithstanding the provisions of this Section 7, no Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Shares purchased by it hereunder and distributed to investors exceeds the amount of any damages which such Manager has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person, if any, who controls any Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Manager, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Managers’ respective obligations to contribute pursuant to this Section 7 are several in proportion and not joint.

8. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through a Manager for the Company, then Section 4(p) shall remain in full force and effect with respect to such Manager and the Company, (ii) with respect to any pending sale, through the Designated Manager for the Company, the obligations of the Company, including in respect of compensation of the Designated Manager, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 2, 5, 7, 10, 11, 13 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) Each Manager shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time, with respect to such Manager only. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 2, 5, 7, 10, 11, 13 and 15 of this Agreement shall remain in full force and effect with respect to such Manager notwithstanding such termination. Following any such termination by a Manager, this Agreement shall remain in effect as to the other Managers that have not exercised their respective right to terminate the provisions of this Agreement pursuant to this Section 8(b) and any obligations and rights of the Managers under this Agreement shall be satisfied by or afforded to only such other Managers.

(c) This Agreement shall remain in full force and effect until February 19, 2023 unless earlier terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties or upon settlement of the sale of all Shares in the aggregate in one or more offerings; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 2, 5, 7 and 10 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by a Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(a)(vii) of this Agreement.

(e) In the case of any purchase of Shares by a Manager pursuant to a Terms Agreement, the obligations of such Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of such Manager, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or Nasdaq or trading in securities generally on the NYSE or Nasdaq shall have been suspended or limited or minimum prices shall have been established on either of such exchanges, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of such Manager, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus (exclusive of any amendment or supplement thereto).

9. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Manager that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Manager that is a Covered Entity or a BHC Act Affiliate of such Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Managers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by the Managers or the Company or any of the officers, directors, employees, affiliates, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.

11. Notices. In all dealings hereunder, the Designated Manager shall act on behalf of each of the Managers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Manager made or given by Designated Manager; provided, however, that each of the parties hereto agrees that, with respect to the settlement of Shares on any Settlement Date, the applicable Designated Manager shall act on behalf of each of the Managers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Manager relating to, or in connection with, the settlement of such Shares made or given by such Designated Manager.

All notices and other communications hereunder shall be in writing and effective only upon receipt, and, (i) if sent to the Managers, will be mailed or transmitted by any standard form of telecommunication to you (including, for the avoidance of doubt, electronic mail) in care of Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Control Room, in care of Barclays Capital Inc., 745 7th Avenue, New York, New York 10019, Attention: Syndicate Registration, in care of Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, Facsimile: 646-291-1469 and in care of BNP Paribas Securities Corp., 787 7th Avenue, New York, NY 10019, Attention: Damir Tanovic (email: dl.bnpp_atm_execution@us.bnpparibas.com), and (ii) if sent to the Company, will be mailed or transmitted by any standard form of telecommunication to the Company at 1 Skyview Drive, Fort Worth, Texas 76155, facsimile no. (682) 275-9164, attention of the Treasurer.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.

13. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Managers and any affiliate through which it may be acting, on the other, (b) the Managers are acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company and (c) the Company’s engagement of the Managers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any Manager has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that any Manager has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

14. Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Managers with respect to the subject matter hereof.

15. Applicable Law. This Agreement and any Terms Agreement and any claim, controversy or dispute relating to or arising from this Agreement and any Terms Agreement, will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

16. Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) The Company and the Managers agree that any suit or proceeding arising in respect of this Agreement or the Managers’ engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company and the Managers each agree to submit to the jurisdiction of, and to venue in, such courts. Each of the parties to this Agreement agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

(b) Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by stay of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts, that such action or proceeding is brought in an inconvenient forum, or that venue for the action or proceeding is improper.

(c) Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17. Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts and when a counterpart has been executed by each party hereto all such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

18. Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.

19. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Terms Agreements issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Managers. In the event that any one or more of the provisions contained herein or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that is valid, legal and enforceable and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provisions and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

20. Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.

“BHC Act Affiliate” shall mean “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall mean default right as defined and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Manager” shall mean, as of any given time, a Manager that the Company has designated as sales agent to sell Shares pursuant to the terms of this Agreement, which initially shall be Goldman Sachs & Co. LLC.

“Disclosure Package” shall mean (i) the Statutory Prospectus, (ii) the Prospectus Supplement, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule II hereto, (iv) the public offering price of Shares sold at the relevant Applicable Time and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433 with respect to the Shares.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Securities Act.

“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Manager.

Very truly yours,

AMERICAN AIRLINES GROUP INC.

By:	/s/ Meghan B. Montana
Name: Meghan B. Montana
Title: Vice President and Treasurer

[Signature Page to Equity Distribution Agreement]

The foregoing Agreement is
hereby confirmed and accepted
as of the date first written above.

By: Goldman Sachs & Co. LLC

/s/ Raffael Fiumara
Name: Raffael Fiumara
Title: Vice President

[Signature Page to Equity Distribution Agreement]

By: Barclays Capital Inc.

/s/ Robert Stowe
Name: Robert Stowe
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

By: Citigroup Global Markets Inc.

/s/ Rohith Adavikolanu
Name: Rohith Adavikolanu
Title: Director

[Signature Page to Equity Distribution Agreement]

By: BNP Paribas Securities Corp.

/s/ Pierre LaPomme
Name: Pierre LaPomme
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

SCHEDULE I

Authorized Company Representatives

Meghan Montana – Vice President and Treasurer

Clemens Metz – Director, Corporate Finance and Treasury

Joy Robinson – Senior Manager, Corporate Finance and Treasury

Nicole May – Senior Manager, Corporate Finance and Treasury

SCHEDULE II

Schedule of Free Writing Prospectuses included in the Disclosure Package

None.

ANNEX I

AMERICAN AIRLINES GROUP INC.

Common Stock

TERMS AGREEMENT

______, 20__

[Applicable Manager]

Dear Ladies and Gentlemen:

American Airlines Group Inc. (the “Company”) proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated January 29, 2021 (the “Equity Distribution Agreement”), among the Company, Goldman Sachs & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and BNP Paribas Securities Corp. (collectively, the “Managers”) to issue and sell to [name of Manager] (the “Designated Manager”) the securities specified in the Schedule I hereto (the “Purchased Shares”).

Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by the Designated Manager, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, the Time of Delivery, except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement, the Time of Delivery in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.

An amendment to the Registration Statement (as defined in the Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares, in the form heretofore delivered to the Managers is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to the Designated Manager and the latter agrees to purchase from the Company the number of shares of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between the Designated Manager and the Company.

AMERICAN AIRLINES GROUP INC.

By:
Name:
Title:

ACCEPTED as of the date first written above.

Designated Manager

By:
Name:
Title:

Title of Purchased Shares:
Common Stock, par value $[__] per share

Number of Shares of Purchased Shares:

Price to Public:

Purchase Price by [Designated Manager].:

Method of and Specified Funds for Payment of Purchase Price:
By wire transfer to a bank account specified by the Company in same day funds.

Method of Delivery:
Free delivery of the Shares to the Manager’s account at The Depository Trust Company in return for payment of the purchase price.

Time of Delivery:

Closing Location:
Documents to be Delivered:

The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery:

(1)	The opinions and negative assurances letter referred to in Section 4(k).

(2)	The opinion and negative assurances letter referred to in Section 4(l).

(3)	The accountants’ letter referred to in Section 4(m).

(4)	The officers’ certificate referred to in Section 4(j).

(5)	Such other documents as [applicable Manager] shall reasonably request.